CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NTN COMMUNICATIONS, INC.


     James B. Frakes hereby certifies as follows:

     1. He is the duly appointed and acting Chief Financial Officer and Secretary of NTN Communications, Inc., a Delaware corporation.

     2. The first sentence of Article IV of the Restated Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:

          The total number of shares of stock which the corporation shall have authority to issue is 94,000,000 shares, of which 84,000,000 shares shall be Common Stock, par value $.005 per share, and 10,000,000 shall be Preferred Stock, par value $.005 per share.

     3. The foregoing amendment of the Restated Certificate of Incorporation of this corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     NTN Communications, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by James B. Frakes, its authorized officer, this 27th day of May, 2003.



                                   By: /s/ James B. Frakes
                                   Name: James B. Frakes
                                   Title:  Chief Financial Officer and Secretary